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                                                                    Exhibit 99.1

                 ANDRX ISSUES UPDATE ON ITS GENERIC TIAZAC ANDA

FORT LAUDERDALE, FL, APRIL 11, 2002-- ANDRX CORPORATION -- Andrx Group (Nasdaq:
ADRX) today announced that it has been advised by Biovail Corporation that Biovail has formally withdrawn its listing of the U.S. Patent No. 6,162,463 (the " '463 patent") from FDA's Orange Book for Tiazac(R) and has agreed to dismiss its patent infringement claims against Andrx with respect to the '463 patent. As a result of such withdrawal and dismissal, Andrx believes that the Food and Drug Administration's (FDA) approval of Andrx's abbreviated new drug application
(ANDA) for a generic version of Tiazac would no longer be delayed by the 30-month statutory stay which resulted from Biovail's commencement of patent infringement litigation relating to the '463 patent. Biovail's delisting of the `463 patent was not related to the Letter Agreement which Andrx and Biovail entered into, and which was subject to regulatory approval. That Letter Agreement attempted to settle all of the pending litigation and disputes relating to Biovail's Cardizem(R) CD and Tiazac(R), and Andrx's generic versions of these products. It is presently unclear as to whether any part of that Letter Agreement will become effective.

As Andrx noted in its February 21, 2002 press release announcing that Letter Agreement, the removal of the '463 patent will not result in the immediate approval of the Andrx product, as FDA has raised certain issues concerning Andrx's generic version of Tiazac. Andrx plans to respond to FDA's concerns - which takes the form of an amendment of its ANDA - by May. Depending upon the time required for FDA to review that amendment, Andrx continues to believe that it will be able to satisfy FDA's concerns and launch its Taztia XT product in 2002.

Andrx submitted its ANDA for Tiazac in June 1998 and, through a variety of amendments, obtained tentative approval of its ANDA on two separate occasions. To date, all but one of those amendments were submitted prior to the FDA's second tentative approval of the ANDA on May 14, 2001. The one remaining amendment was filed in September 2001, in order to notify FDA that Andrx's ANDA was eligible for final approval due to a district court decision on the `463 patent.

Commenting on the news, Elliot F. Hahn, Ph.D., Chief Executive Officer and President of Andrx, stated: "It is certainly gratifying to learn that Biovail has evidently acknowledged what Andrx has been saying in court and to the FDA for over a year, that Biovail's listing of the patent was improper. Though it appears that it will take more time than we would have liked, we remain confident that we will satisfy FDA that our product should be approved for marketing."

Andrx Corporation is a specialty pharmaceutical company engaged in the formulation and commercialization of oral controlled-release generic and brand pharmaceuticals utilizing its proprietary drug delivery technologies.



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Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, there can be no assurance as to when or whether the Andrx ANDA for Tiazac will receive final marketing approval from the FDA, and note that words such as "may," "will," "to," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology is intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com


Contact:  Elliot F. Hahn, Ph.D., Chief Executive Officer and President
          Phone:  954-584-0300
          Email:  ehahn@andrx.com